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SIBIA Neurosciences, Inc.

Exhibit 11.1 - Statement Re: Computation of Net (Loss) Income Per Share (Unaudited)

                                                     Three Months Ended                    Nine Months Ended
                                                        September 30,                         September 30,
                                                   1995              1996               1995              1996
                                                 -----------       -----------        -----------       -----------
Primary (Loss) Income Per Share:

Weighted average common shares outstanding         4,898,607         8,979,713          4,890,802         7,116,130

SAB No. 83 shares (1):                               591,180              --              591,180              --
                                                 -----------       -----------        -----------       -----------

Total                                              5,489,787         8,979,713          5,481,982         7,116,130
                                                 ===========       ===========        ===========       ===========

Net (loss) income                                $ 3,555,000       $(1,693,000)       $ 1,333,000       $(3,965,000)
                                                 ===========       ===========        ===========       ===========

Net (loss) income per common share               $      0.65       $     (0.19)       $      0.24       $     (0.56)
                                                 ===========       ===========        ===========       ===========
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(1) In accordance with Securities and Exchange Commission Staff Accounting
Bulletin No. 83, certain equity securities issued within one year of an offering at less than the offering price are included as outstanding for 1995 for the purposes of the net income per share computations. Such securities consist of common stock and stock options computed using the treasury stock method.